Exhibit 99.1

BARNES & NOBLE EDUCATION, INC.

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

NOTICE OF PROPOSED RIGHTS OFFERING

May 3, 2024

To our Stockholders:

This Notice is being furnished to the stockholders of Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), to notify stockholders of the Company’s common stock, par value $0.01 per share (“Common Stock”), of a proposed Rights Offering (as defined below).

Subject to the effectiveness of the registration statement related to the Rights Offering under the Securities Act of 1933, as amended, the Company intends to commence a Rights Offering (the “Rights Offering”) whereby the Company will distribute, at no charge, to stockholders of record as of May 14, 2024 (the “Record Date”) rights to purchase new shares of the Company’s Common Stock. Each stockholder as of the Record Date (“Rights Holders”) will receive one non-transferrable right for every share of Common Stock owned on the Record Date (the “subscription right”). Each subscription right entitles the Rights Holder to purchase a number of shares of Common Stock at a subscription price of $0.05 per whole share (the “basic subscription right”).

Subscription rights may only be exercised for whole numbers of shares; any fractional shares of Common Stock that would be created by an exercise of the subscription rights will be rounded to the nearest whole share. The Company intends to issue a press release with final subscription ratio and timing information and Rights Holders are encouraged to review its future press releases and Form 8-K filings for more information regarding the Rights Offering, including any potential updates regarding the timing of the Rights Offering.

Commencement; Expiration

Subscription rights may be exercised at any time during the subscription period, which the Company expects to commence shortly after the Record Date and which it expects to end 16 days after commencement, unless extended by the Company. The Company expects the rights certificates evidencing the subscription rights to be mailed to Rights Holders on the date of commencement of the Rights Offering. All exercises of subscription rights are irrevocable.

Over-Subscription Right

Rights Holders who fully exercise their subscription rights will be entitled to subscribe for additional shares of Common Stock, at the same subscription price of $0.05 per whole share, that remain unsubscribed as a result of any unexercised subscription rights (the “over-subscription right”), up to the number of shares subscribed for and purchased under such Rights Holders’ basic subscription right, subject to availability and pro rata allocation among persons exercising their over-subscription right.

Non-Transferability of Rights

The subscription rights are evidenced by a rights certificate and are non-transferable. The subscription rights will not be listed for trading on the New York Stock Exchange (“NYSE”) or any other securities exchange or automated quotation system. The shares of Common Stock issued in the Rights Offering will be listed on the NYSE.

Sincerely,

Mario R. Dell’Aera, Jr.

Chairman of the Board of Directors